Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CERIBELL, INC.

CeriBell, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is CeriBell, Inc.

SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 29, 2014, under the name “Brain Stethoscope, Inc.”

THIRD: That this Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the text of the Amended and Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 4th day of October, 2024.

CERIBELL, INC.

By:	/s/ Xingjuan Chao
Xingjuan Chao, Ph.D.
President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CERIBELL, INC.

ARTICLE I.

The name of this corporation is CeriBell, Inc. (the “Corporation”).

ARTICLE II.

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

article iv.

A. Reverse Stock Split. Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each 2.57 outstanding shares of Common Stock, Non-Voting Common Stock, Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-NV Preferred Stock (as such terms are defined below) shall, automatically and without further action on the part of any stockholders of the Corporation, be reclassified as one (1) share of Common Stock, Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-NV Preferred Stock, as the case may be (the “Reverse Stock Split”). Each stock certificate (or book entry shares) that, immediately prior to the Effective Time, represented shares of Common Stock or Preferred Stock (as such terms are defined below) that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock or Preferred Stock resulting from the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more stock certificates (or book entry shares) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split. No fractional shares of Common Stock or Preferred Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock or Preferred Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors. All share, per share and dollar references in this Amended and Restated Certificate of Incorporation shall be adjusted for the Reverse Stock Split only as explicitly provided herein. The par value of the Common Stock and the Preferred Stock following the Reverse Stock Split shall remain at $0.001 per share.

B. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is 123,711,456 shares. 76,253,285 shares shall be Common Stock and 626,398 shares shall be Non-Voting Common Stock (the “Non-Voting Common Stock” and unless otherwise indicated, also “Common Stock” throughout herein or throughout any documentation of the Corporation), each with a par value of $0.001 per share and 46,831,773 shares shall be Preferred Stock, each with a par value of $0.001 per share. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. 3,130,799 shares of Preferred Stock shall be designated “Series Seed Preferred Stock”, 7,778,774 shares of Preferred Stock shall be designated “Series A Preferred Stock”, 12,115,096 shares of Preferred Stock shall be designated “Series B Preferred Stock”, 23,180,706 shares of Preferred Stock shall be designated “Series C-1 Preferred Stock”, and 626,398 shares of Preferred Stock shall be designated “Series C-NV Preferred Stock”. Together, the Series C-1 Preferred Stock and Series C-NV Preferred Stock shall be the “Series C Preferred Stock”.

C. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock, are as set forth below in this Article IV.C.

1. Dividend Provisions.

(a) Series C Preferred Stock. When, as, and if declared by the Board of Directors, the Corporation shall declare dividends on the Series C Preferred Stock (the “Series C Dividends”) at an annual rate of $0.9190 per share (the “Series C Dividend Rate”) according to the number of shares of Series C Preferred Stock held by such holders. The right to receive dividends on shares of Series C Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series C Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year. Payment of any dividends to the holders of Series C Preferred Stock shall be payable in preference and priority to any declaration or payment of any dividend distribution on Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock and Common Stock of the Corporation and the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, the Series C Dividends.

(b) Series B Preferred Stock. When, as, and if declared by the Board of Directors, the Corporation shall declare dividends on the Series B Preferred Stock (the “Series B Dividends”) at an annual rate of $0.6124 per share (the “Series B Dividend Rate”) according to the number of shares of Series B Preferred Stock held by such holders. The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year. Payment of any dividends to the holders of Series B Preferred Stock shall be payable in preference and priority to any declaration or payment of any dividend distribution on Series A Preferred Stock, Series Seed Preferred Stock and Common Stock of the Corporation and the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than the Series C Dividends) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, the Series B Dividends.

(c) Series A Preferred Stock. When, as, and if declared by the Board of Directors, the Corporation shall declare dividends on the Series A Preferred Stock (the “Series A Dividends”) at an annual rate of $0.3565 per share (the “Series A Dividend Rate”) according to the number of shares of Series A Preferred Stock held by such holders. The right to receive dividends on shares of Series A Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year. Payment of any dividends to the holders of Series A Preferred Stock shall be payable in preference and priority to any declaration or payment of any dividend distribution on Series Seed Preferred Stock and Common Stock of the Corporation and the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than the Series C Dividends and the Series B Dividends) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, the Series A Dividends.

(d) Additional Dividends. After the payment or setting aside for payment of the dividends described in Article IV.C.1(a), 1(b) and 1(c) when, as, and if declared by the Board of Directors, the Corporation shall declare dividends pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose each holder of shares of Preferred Stock will be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Article IV.C.4.

(e) Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, if Section 502 or Section 503 of the California Corporations Code is applicable to a payment made by the Corporation, then such payment can be made without regard to any preferential rights amount or preferential dividends arrears amount under Section 500 of the California Corporations Code (and each such amount shall be deemed to be zero for purposes of Section 500) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of this Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, or (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of this Corporation or its subsidiaries pursuant to rights of first refusal contained in bylaw provisions or agreements providing for such rights.

2. Liquidation Preference.

(a) Preferential Payments to Holders of Series C Preferred Stock. In the event of any Deemed Liquidation Event (as defined below) of this Corporation, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share for each share of Series C Preferred Stock, an amount equal to the greater of (x) the sum of $11.49 (the “Original Series C Issue Price”) as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like following the Effective Time (collectively, “Recapitalizations”) plus all declared but unpaid dividends on such shares, and (y) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Article IV.C.4 immediately prior to such liquidation, dissolution or winding up of this Corporation. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Article IV.C.2(a).

(b) Preferential Payments to Holders of Series B Preferred Stock. Upon completion of the distributions of the full amount required by Article IV.C.2(a), the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series A Preferred Stock, Series Seed Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share for each share of Series B Preferred Stock, an amount equal to the greater of (x) the sum of $7.6540 (the “Original Series B Issue Price”) as adjusted for any Recapitalization plus all declared but unpaid dividends on such shares, and (y) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Article IV.C.4 immediately prior to such liquidation, dissolution or winding up of this Corporation. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Article IV.C.2(b).

(c) Preferential Payments to Holders of Junior Preferred Stock. Upon completion of the distributions of the full amount required by Article IV.C.2(a) and Article IV.C.2(b), the holders of Series A Preferred Stock and Series Seed Preferred Stock (collectively, the “Junior Preferred Stock”) shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share for each share of Junior Preferred Stock held by them equal to the sum of (A) for each share of Series A Preferred Stock, an amount equal to the greater of (x) the sum of $4.456 (the “Original Series A Issue Price”) as adjusted for any Recapitalizations plus all declared but unpaid dividends on such shares, and (y) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Article IV.C.4 immediately prior to such liquidation, dissolution or winding up of this Corporation, and (B) for each share of Series Seed Preferred Stock, the sum of $0.820876 (the “Original Series Seed Issue Price”, and referred to herein with the Original Series C Issue Price, Original Series B Issue Price and Original Series A Issue Price as the “Original Issue Price”), and an amount equal to all declared but unpaid dividends on such shares (as adjusted for any Recapitalizations). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Junior Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Article IV.C.2(c).

(d) Remaining Assets. Upon completion of the distributions of the full amount required by Article IV.C.2(a), (b) and (c), all of the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and Series Seed Preferred Stock pro rata based on the number of shares of Common Stock held by each (treating the shares of Series Seed Preferred Stock for this purpose as if they had been converted to shares of Common Stock at the then-effective Conversion Price for such shares).

(e) Deemed Liquidation Event. A Deemed Liquidation Event shall be deemed to be occasioned by, or to include, (A) the acquisition of this Corporation by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Corporation), or any transaction or series of related transactions (but excluding any sale of stock for capital raising purposes) in which the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power, with substantially the same rights and in substantially the same relative proportions, of the resulting or surviving corporation following such transaction or series of related transactions; (B) (1) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets or intellectual property of this Corporation in one transaction or a series of related transactions or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or (C) a liquidation, dissolution or winding up of this Corporation; provided, however, that a transaction shall not constitute a Deemed Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction; and provided further, the treatment of any particular transaction or series of related transactions as a Deemed Liquidation Event may be waived by the vote or written consent of holders representing at least a majority of the outstanding shares of Preferred Stock, which must, through the second anniversary of the filing of this Amended and Restated Certificate of Incorporation, include the vote or written consent of holders representing at least a majority of the outstanding shares of Series C-1 Preferred Stock (the “Series C-1 Majority”). Notwithstanding the foregoing and for the avoidance of doubt, a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Corporation issues and sells Preferred Stock shall not be considered a Deemed Liquidation Event.

(i) In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation. Any securities shall be valued as follows:

(A) The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(1) if traded on a securities exchange or through the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of this Corporation.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Article IV.C.2(e)(i)(A) to reflect the approximate fair market value thereof, as determined by the Board of Directors of this Corporation.

(ii) In the event the requirements of this Article IV.C.2(e) are not complied with, this Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Article IV.C.2(e) have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article IV.C.2(e)(iv) hereof.

(iii) This Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iv) In the event of an event set forth in Article IV.C.2(e), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Article IV.C.2(a), Article IV.C.2(b), Article IV.C.2(c) and Article IV.C.2(d) as if the Initial Consideration were the only consideration payable in connection with such event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Article IV.C.2(a), Article IV.C.2(b), Article IV.C.2(c) and Article IV.C.2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article IV.C.2(e)(iv), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such event set forth in Article IV.C.2(e) shall be deemed to be Additional Consideration.

3. Redemption Rights. The shares of Preferred Stock shall not be redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(a)(i), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price applicable to such share in effect on the date the certificate is surrendered for conversion. The “Series C Conversion Price” for shares of Series C Preferred Stock shall be the Original Series C Issue Price, the “Series B Conversion Price” for shares of Series B Preferred Stock shall be the Original Series B Issue Price, the “Series A Conversion Price” for shares of Series A Preferred Stock shall be the Original Series A Issue Price and the “Series Seed Conversion Price” for shares of Series Seed Preferred Stock shall be equal to the Original Series Seed Issue Price; provided, however, that the applicable Conversion Price for each series of Preferred Stock shall be subject to adjustment as provided below. As used herein, “Conversion Price” shall mean the Series C Conversion Price, the Series B Conversion Price, the Series A Conversion Price or the Series Seed Conversion Price, as the case may be.

(i) No “foreign person” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”)) shall be permitted to obtain or maintain a voting interest (calculated by taking the number of voting shares held by that foreign person and dividing by the total outstanding voting shares held by all holders (the “Voting Interest”) in the Corporation of greater than 9.99% (the “Maximum Threshold”), unless approved by the Corporation. A foreign person having a Voting Interest of less than the Maximum Threshold in the Corporation may convert Series C-NV Preferred Stock or Non-Voting Common Stock it may own into Series C-1 Preferred Stock or Common Stock, as applicable, in order to increase its Voting Interest such that it represents no more than the Maximum Threshold. In the event that a foreign person’s Voting Interest exceeds the Maximum Threshold, then such foreign person shall either obtain written approval from the Corporation or convert its Series C-1 Preferred Stock or Common Stock into Series C-NV Preferred Stock or Non-Voting Common Stock, as applicable, until its Voting Interest represents no more than the Maximum Threshold.

(ii) Upon the sale, assignment, transfer or other disposition of any share of Series C-NV Preferred Stock or Non-Voting Common Stock to a person or entity other than a “foreign person” (as defined in the DPA), such share of Series C-NV Preferred Stock or Non-Voting Common Stock shall be automatically converted into one fully paid and non-assessable share of Series C-1 Preferred Stock or Common Stock, as applicable.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock (and in the case of Series C-NV Preferred Stock, to Non-Voting Common Stock or Common Stock at the written election of such holder of Series C-NV Preferred Stock; provided, however, that in no event shall the Voting Interest of a foreign person equal or exceed the Maximum Threshold) at the applicable Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) except as provided in Article IV.C.4(c), immediately prior to this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), in which such shares of Common Stock are listed on either the New York Stock Exchange or NASDAQ Stock Market and at a price per share of not less than $22.98, as adjusted for any Recapitalization, and with aggregate gross proceeds to the Corporation of not less than $70,000,000 (a “Qualified Public Offering”), or (ii) the date specified by written consent or agreement of the holders of at least a majority of the voting power of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, which must, through the second anniversary of September 15, 2022, include the Series C-1 Majority, voting separately as a series, each with voting power determined as provided in Article IV.C.5 below.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights other than a Recapitalization, then, in each such case for the purpose of this Article IV.C.4(d), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(e) Recapitalizations. If at any time or from time to time following the Effective Time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV.C.2 or this Article IV.C.4(e)) provision shall be made so that the holders of each series of the Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV.C.4(e) with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Article IV.C.4(e) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Article IV.C.4(f), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Article IV.C.4(f)(iii) deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of (collectively, Exempted Securities”):

(A) shares of Common Stock upon the conversion of the Preferred Stock;

(B) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary (in each case whether current or former service providers) pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board of Directors, including a majority of the Preferred Directors (as defined below);

(C) shares of Common Stock or “Convertible Securities” (which shall mean evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock, but excluding Options) actually issued upon the exercise of “Options” (which shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Common Stock) or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(D) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Article IV.C.4(g)-(i);

(E) shares of Common Stock issued or issuable in a Qualified Public Offering;

(F) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including a majority of the Preferred Directors;

(G) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the Board of Directors, including a majority of the Preferred Directors;

(H) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors including a majority of the Preferred Directors; and

(I) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including a majority of the Preferred Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Article IV.C.4(f)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which shares are deemed to be issued:

(A) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Article IV.C.4(f) or pursuant to recapitalization provisions of such Options or Convertible Securities such as Article IV.C.4(f)-(i) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(D) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Article IV.C.4(f)(v) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(E) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Article IV.C.4(f)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Article IV.C.4.(f)(iii))

without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Article IV.C.4(f)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Article IV.C.4(f)(v), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including at least one of the Preferred Directors; and

(3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors, including at least one of the Preferred Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Article IV.C.4(f)(iii) shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(g) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the applicable Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(h) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the applicable Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the applicable Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(i) Adjustments for Reclassification, Exchange and Substitution. Subject to Article IV.C.2, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article IV.C, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The

Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(k) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(l) Notices of Record Date. In the event of: (i) any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, (ii) any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event or (iii) the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right and the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock.

(m) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(n) Notices. Any notice required by the provisions of this Article IV.C.4 to be given to the holders of shares of Preferred Stock shall be deemed given once deposited in registered mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

(o) Waiver of Adjustment to Conversion Prices. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance by the vote or written consent of the holders of a majority of the voting power of the outstanding shares of such series of Preferred Stock; provided, that, for the avoidance of doubt and without limiting the foregoing, the Series C-1 Majority shall be entitled to waive any downward adjustment of the Series C-NV Preferred Stock. Any such waiver shall be binding upon all current and future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted; provided, however, that each share of Series C-NV Preferred Stock shall not have any right to vote for such share. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote; provided, however, that each share of Series C-NV Preferred Stock shall not have any right to vote for such share. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all of the outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of DGCL.

(c) Election of Directors. The number of authorized members of the Board of Directors shall be seven (7). So long as 38,911 shares of Series C-1 Preferred Stock (subject to adjustment for Recapitalizations) remain outstanding, the holders of Series C-1 Preferred Stock shall be entitled, voting as a separate series, to elect one member of the Corporation’s Board of Directors (the “Series C Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director. So long as 38,911 shares of Series B Preferred Stock (subject to adjustment for Recapitalizations) remain outstanding, the holders of Series B Preferred Stock shall be entitled, voting as a separate series, to elect one member of the Corporation’s Board of Directors (the “Series B Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director. So long as 38,911 shares of Series B Preferred Stock (subject to adjustment for Recapitalizations) and 38,911 shares of Series A Preferred Stock (subject to adjustment for Recapitalizations) remain outstanding, the holders of Series B Preferred Stock and Series A Preferred Stock, voting together as a combined series and on an as-converted basis, shall be entitled to, elect one member of the Corporation’s Board of Directors (the “Series A/B Director” and together with the Series C Director and the Series B Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director. The holders of Common Stock, voting as a separate class, shall be entitled to elect three members of the Corporation’s Board of Directors (the “Common Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director. The holders of Common Stock and Preferred Stock, voting together as a combined class and on an as-converted basis, shall be entitled to elect one member of the Corporation’s Board of Directors (the “Independent Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director.

(d) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

(a) So long as 38,911 shares of Preferred Stock (subject to adjustment for Recapitalizations) are outstanding, this Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis, and any such transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, waive, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner adverse to the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series of Preferred Stock;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized or issued number of shares of Common Stock or Preferred Stock or any series thereof;

(iii) authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;

(iv) authorize a merger, acquisition, consolidation, sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

(v) approve the purchase, redemption or other acquisition of any Common Stock, other than repurchases pursuant to stock restriction agreements approved by the Board of Directors upon termination of a consultant, director or employee at a price equal to or less than the original purchase price;

(vi) declare or pay any dividend or distribution with respect to the Series C Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock, the Series Seed Preferred Stock, or Common Stock of the Corporation (except as otherwise provided in this Amended and Restated Certificate of Incorporation);

(vii) authorize a transaction or series of transactions that constitute a Deemed Liquidation Event or a business combination pursuant to which the Corporation is merged into, or otherwise combines with, a special purpose acquisition company (a “SPAC”) whose common stock is listed on a national securities exchange or a subsidiary of such SPAC, and the shares of capital stock of the Corporation outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) that represent, immediately following such combination, a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such combination or consolidation, the parent corporation of such surviving or resulting corporation;

(viii) incur any debt for borrowed money or guaranty any third party’s debt for borrowed money in excess of $5,000,000, individually or in the aggregate (excluding any additional draw-downs from an outstanding loan facility);

(ix) consummate any public offering of any of the Corporation’s securities of any type, including a direct listing;

(x) liquidate, dissolve or wind-up the business and affairs of the Corporation;

(xi) commence or settle material litigation in excess of $5,000,000;

(xii) increase or decrease the size of the Board of Directors;

(xiii) license, sublicense, transfer or otherwise dispose of all or any material portion of intellectual property rights of the Corporation outside of the ordinary course of the business of the Corporation, or consent to any of the foregoing;

(xiv) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one (1) or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(xv) cause or permit any of its subsidiaries to, without approval of the Board of Directors, including a majority of the Preferred Directors, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens; or

(xvi) amend this Article IV.C.6.

(b) So long as at least 38,911 shares of Series C-1 Preferred Stock (subject to adjustment for Recapitalizations) are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Series C-1 Majority, and any such transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: authorize a transaction or series of transactions that constitute a Deemed Liquidation Event during the period through the second anniversary of September 15, 2022, in which the aggregate proceeds per share (that are not subject to any restriction, contingency or refund obligation other than customary indemnification terms) in cash and/or marketable securities paid to the holders of Series C Preferred Stock in respective of such shares upon the closing of such transaction is less than two times (2x) the Original Series C Issue Price (subject to adjustment for Recapitalizations).

7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article IV.C.4, the shares so converted shall be cancelled and shall not be issuable by this Corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

D. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV.D.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Article IV.C.2.

3. Redemption. Except as may otherwise be provided in a written agreement between the Corporation and a holder of Common Stock or the Bylaws of this Corporation, neither the Corporation nor the holders of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that each share of Non-Voting Common Stock shall not have any right to vote for such share.

E. Bylaws. In the event that there is a conflict or inconsistency between this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation, the terms of this Amended and Restated Certificate of Incorporation shall prevail.

ARTICLE V.

1. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation; provided that any Bylaw adopted by the Board of Directors may be amended or repealed by the stockholders of the Corporation in the manner set forth below.

2. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the stockholders of the Corporation are expressly authorized to adopt, amend and repeal the Bylaws of the Corporation by the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

article vi.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

2. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws.

3. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

4. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Amended and Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Section 242(b)(2) of the DGCL shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

ARTICLE VII.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII.

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article VIII shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal. This Article VIII does not affect the availability of equitable remedies for breach of fiduciary duties.

article IX.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

article X.

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

article XI.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

article XII.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the General Corporation Law or the bylaws of the Corporation or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article Twelfth, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article Twelfth. Notwithstanding the foregoing, the provisions of this Article Twelfth shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any paragraph of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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